Exhibit 99.1

Hudson Bay Partners, LP
301 Winding Road
Old Bethpage NY 11804

April 22, 2014

Board of Trustees
Power REIT
301 Winding Road
Old Bethpage, NY 11804

RE:	Request for Exemption from the Ownership Limit set forth in the Amended and Restated Declaration of Trust dated November 28, 2011

Gentlemen:

I write on behalf of Hudson Bay Partners, LP and its affiliates, including David H. Lesser (collectively, the “Shareholder”), to request that the Board of Trustees of Power REIT, pursuant to Section 7.2.7 of the Amended and Restated Declaration of Trust dated November 28, 2011 (the “Trust Document”), grant an exemption from the Ownership Limit for the Shareholder. Capitalized terms used but not defined in this letter are used as defined in the Trust Document.

Pursuant to Section 7.2.7 of the Trust Document, I hereby certify that:

1.	The Shareholder is not an individual for purposes of Section 542(a)(2) of the Internal Revenue Code (the “Code”) (taking into account Section 856(h)(3)(A) of the Code);

2.
No person who is an individual for purposes of Section 542(a)(2) of the Code (taking into account Section 856(h)(3)(A) of the Code) will be considered to Beneficially Own Shares in excess of the Ownership Limit or Designated Investment Entity Limit by reason of the Shareholder’s ownership of Shares in excess of the Ownership Limit pursuant to the exemption requested herein;

3.
Clause (2) of subparagraph (a)(ii) of Section 7.2.1 of the Trust Document will not be violated by reason of the Shareholder’s ownership of Shares in excess of the Ownership Limit pursuant to the exemption requested herein; and

4.
The Shareholder will provide to the Board such representations and undertakings, if any, as the Board may, in its reasonable discretion, require, at this time and from time to time, to ensure that the conditions in clauses (1), (2), and (3) hereof are satisfied and will continue to be satisfied throughout the period during which the Shareholder owns Shares in excess of the Ownership Limit or Designated Investment Entity Limit pursuant to any exemption thereto granted under Section 7.2.7 of the Trust Document, and the Shareholder agrees that any violation of such representations and undertakings or any attempted violation thereof will result in the application of the remedies set forth in Section 7.2 of the Trust Document with respect to Shares held in excess of the Ownership Limit or Designated Investment Entity Limit with respect to the Shareholder (determined without regard to any exemption granted to the Shareholder under Section 7.2.7 of the Trust Document).

5.
The Shareholder acknowledges that, notwithstanding the grant of any exemption under Section 7.2.7 of the Trust Document, the Trust will retain all powers to do whatever it has to do, including without limitation revoking, nullifying or undoing the effect of any grant of any exemption under Section 7.2.7 of the Trust Document, in order to maintain its status as a REIT.

Should you have any questions or require any additional information in order to grant the exemption requested, please do not hesitate to contact me.

Regards,

By /s/  David H. Lesser
David H. Lesser
President – General Partner